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                                                                   EXHIBIT 99.1

IXC                                                                NEWS RELEASE


Austin, Texas, November 7, 1997 -- IXC Communications, Inc. announced today that it has terminated its consent solicitation regarding its 12% Senior Notes Due 2005 (the "Notes"). The consent solicitation was to have expired at 5:00 p.m., New York City time, on November 17, 1997. The Company said that it had not received the requisite consent of holders of the Notes. The principal purpose of the consent was to enable the Company to raise up to $250 million of additional debt. With the successful sale by the company of $300 million of preferred stock in August, 1997, the Company no longer considers the consent to issue additional debt to be necessary.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IXC. IXC's Web site is located at www.ixc-comm.net.

Investor Contact:                       Media Contact:
-----------------                       --------------

James F. Guthrie                        Meri Braziel
Executive Vice President                Senior Vice President of Marketing
and Chief Financial Officer             IXC Communications, Inc.
IXC Communications, Inc.                (512) 433-3535
(512) 427-3731                          mbraziel@ixc-comm.net
jguthrie@ixc-comm.net

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